Gene D. Wilson
                        Certified Professional Geologist
                             810 Four Hills Road SE
                             Albuquerque, NM 87123

March 11, 2001

VIA FAX

Grant R. Atkins, President and Director
Hadro Resources, Inc.
1710 Bayshore Drive, Suite 1704
Vancouver, BC CANADA - V5G 3G1

RE: RESIGNATION AS DIRECTOR OF HADRO RESOURCES, INC.

Dear Grant:

     In regard to my resignation as Director of Hadro Resources, Inc., on Thursday, March 8, 2001, I agreed to the delay of your notifying the SEC of my resignation to enable you to prepare a letter that would do minimal harm to Hadro, and to give me a few days to consider the possibility of my staying on as director.

     After researching the situation and consulting with my attorney, I feel that it is in my best interest to not be a director of Hadro Resources, Inc. since it could possibly be construed as a conflict of interest by the shareholders of Hadro Resources, Inc. It is also a conflict of interest in regard to Ace USA Corporation and Newmex Oil Corporation. Therefore my letter of resignation, dated March 6, 2001 remains in effect as written.

     I am a geological consultant and feel that I can best serve Hadro Resources, Inc. in that capacity. It is my hope and belief that together we can make Hadro Resources, Inc. into a very profitable oil and gas producing company and enjoy many years of working together.

Very truly yours,


/s/ Gene D. Wilson
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Gene D. Wilson, CPG